Exhibit 12.1

COMMUNITY FIRST BANKSHARES, INC.	COMMUNITY FIRST BANKSHARES, INC.
HISTORICAL CONSOLIDATED FINANCIAL DATA

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Historical Operating Data:
Interest income	$82,858	$91,740	$358,183	$434,016	$477,558	$465,206	$467,270
Interest expense	17,964	25,154	89,928	162,220	210,281	185,818	194,787
Net interest income	64,894	66,586	268,255	271,796	267,277	279,388	272,483
Provision for loan losses	3,487	3,315	13,262	17,520	15,781	20,184	23,136
Net interest income after provision for loan losses	61,407	63,271	254,993	254,276	251,496	259,204	249,347
Noninterest income	20,927	19,000	81,319	79,575	77,860	74,742	64,867
Noninterest expense	53,480	53,109	217,555	235,316	221,974	220,460	242,248
Income from continuing operations before income taxes	28,854	29,162	118,757	98,535	107,382	113,486	71,966
Provision for income taxes	9,453	9,901	39,549	33,476	35,748	38,573	22,595
Income from continuing operations before	19,401	19,261	79,208	65,059	71,634	74,913	49,371
Discontinued Operations:
Income from discontinued operations, net of taxes	0	0	0	0	0	0	(2,232)
Disposal of discontinued operations	0	0	0	0	0	0	(1,676)
Net income applicable to common equity	$19,401	$19,261	$79,208	$65,059	$71,634	$74,913	$45,463

Earnings per common and common equivalent share:
Basic income per share from continuing operations effect of accounting change	$0.50	$0.48	$2.00	$1.59	$1.55	$1.50	$0.98
Discontinued operations	0.00	0.00	0.00	0.00	0.00	0.00	(0.08)
Basic net income	$0.50	$0.48	$2.00	$1.59	$1.55	$1.50	$0.90

Diluted income per share from continuing operations	$0.50	$0.47	$1.97	$1.57	$1.54	$1.48	$0.96
Discontinued operations	0.00	0.00	0.00	0.00	0.00	0.00	(0.07)
Diluted net income	$0.50	$0.47	$1.97	$1.57	$1.54	$1.48	$0.89

Dividends paid	0.22	0.19	0.80	0.68	0.60	0.56	0.44

Average common shares outstanding
Basic	38,601,216	39,984,092	39,564,912	40,905,545	46,219,120	50,061,972	50,272,551
Diluted	39,111,903	40,644,637	40,243,135	41,471,404	46,578,750	50,670,559	51,114,703

Historical Operating Ratios and Other Data:
Return on average assets	1.38%	1.38%	1.40%	1.11%	1.16%	1.20%	0.75%
Return on average common shareholders’ equity	21.01%	22.03%	21.76%	18.66%	19.90%	18.07%	11.03%
Net interest margin	5.15%	5.36%	5.33%	5.23%	4.90%	5.06%	5.12%
Dividend payout ratio	44.00%	40.43%	40.61%	43.31%	38.96%	37.84%	49.44%
Net charge-offs to average loans	0.54%	0.32%	0.33%	0.39%	0.34%	0.66%	0.43%
Ratio of earnings to fixed charges:
Excluding interest on deposits	9.86	9.13	9.27	5.16	3.62	4.27	3.58
Including interest on deposits	2.61	2.16	2.32	1.61	1.51	1.61	1.37
Historical Financial Condition Data:
Assets	$5,743,993	$5,657,926	$5,827,170	$5,772,326	$6,089,729	$6,302,235	$6,239,772
Loans	3,494,772	3,654,691	3,577,893	3,736,692	3,738,202	3,690,353	3,537,537
Investment securities	1,783,487	1,534,839	1,752,610	1,513,831	1,787,732	2,011,765	2,097,443
Deposits	4,542,720	4,589,575	4,669,746	4,750,813	5,019,891	4,909,863	5,101,065
Short-term borrowings	467,889	350,202	453,490	342,639	409,710	724,425	435,726
Long-term debt	117,500	132,478	127,500	136,841	123,957	75,622	93,524
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	180,000	120,000	120,000	120,000	120,000	120,000	120,000
Common shareholders’ equity	377,834	352,040	378,449	356,705	345,431	407,269	424,656
Book value per common share	9.83	8.83	9.78	8.86	8.25	8.12	8.49
Tangible book value per common share	7.36	6.39	7.32	6.44	5.50	5.60	5.83
Historical Financial Condition Ratios:
Nonperforming assets to total loans and OREO	1.00%	0.65%	0.81%	0.64%	0.70%	0.88%	0.78%
Allowance for loan losses to total loans	1.57%	1.52%	1.57%	1.47%	1.40%	1.32%	1.47%
Allowance for loan losses to nonperforming loans	195%	263%	245%	261%	221%	188%	228%
Average shareholders’ equity to average loans	6.57%	6.27%	6.45%	5.95%	5.83%	6.64%	6.83%
Regulatory capital ratios:
Tier 1 capital	9.44%	8.92%	8.98%	8.67%	8.13%	10.01%	9.44%
Total capital	12.92%	12.85%	11.04%	11.11%	10.73%	12.45%	12.09%
Leverage ratio	6.72%	6.63%	6.52%	6.51%	5.94%	7.16%	6.47%
Efficiency ratio	61.31%	60.64%	60.89%	63.32%	62.86%	60.12%	67.16%

COMMUNITY FIRST BANKSHARES, INC.
CALCULATION OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Income before taxes & extraordinary item and cumulative effect of accounting change	$28,854	$29,162	$118,757	$98,535	$107,382	$113,486	$71,966
Add: fixed charges	17,964	25,154	89,928	162,220	210,281	185,818	194,787
Earnings including interest exp-deposits (a)	46,818	54,316	208,685	260,755	317,663	299,304	266,753
Less: interest expense — deposits	(14,707)	(21,568)	(75,572)	(138,542)	(169,281)	(151,138)	(166,873)
Earnings excluding interest exp-deposits (b)	$32,111	$32,748	$133,113	$122,213	$148,382	$148,166	$99,880

Fixed charges:
Interest expense - deposits	$14,707	$21,568	$75,572	$138,542	$169,281	$151,138	$166,873
Interest expense - borrowings	3,257	3,586	14,356	23,678	41,000	34,680	27,914
Fixed charges incl interest exp-deposits (c)	17,964	25,154	89,928	162,220	210,281	185,818	194,787

Less: interest expense - deposits	(14,707)	(21,568)	(75,572)	(138,542)	(169,281)	(151,138)	(166,873)
Fixed charges excl interest exp-deposits (d)	$3,257	$3,586	$14,356	$23,678	$41,000	$34,680	$27,914

Earnings to combined fixed charges and preferred stock dividends:
Excluding interest on deposits (b) / (d)	9.86	9.13	9.27	5.16	3.62	4.27	3.58
Including interest on deposits (a) / (c)	2.61	2.16	2.32	1.61	1.51	1.61	1.37